                                  EXHIBIT 23.2




        REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE



Board of Directors
Crown Group, Inc.

Our audits of the consolidated financial statements referred to in our report dated August 12, 1999 (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule, after the restatement described in Note D, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.




Dallas, Texas                                        PricewaterhouseCoopers LLP
August 12, 1999